CONTACT:	Tom Surface
Mobile Satellite Ventures LP
T: 703-390-1579
tsurface@msvlp.com

For Immediate Release

Mobile Satellite Ventures and SkyTerra Communications Close $150 Million Financing Agreement

RESTON, VA., January 7, 2008 -- Mobile Satellite Ventures (“MSV”) and SkyTerra Communications, Inc. (“SkyTerra”) announced that today they closed on the previously announced definitive agreement to sell to Harbinger Capital Partners Master Fund I, Ltd, and Harbinger Capital Partners Special Situations Fund, LP (together, “Harbinger”) $150 million of MSV's Senior Unsecured Notes due 2013 (the "Notes") and ten year warrants (the "Warrants") to purchase 7.5% of the Company's common stock ("Common Stock"), on a fully diluted basis (approximately 9.1 million shares), with an exercise price of $10.00 per share. (See MSV - SkyTerra press release: MSV and SkyTerra Enter into an Agreement for a $150 Million Financing, dated December 17, 2007.)

MSV and SkyTerra intend to use the net proceeds from the financing for working capital and general corporate purposes.

Neither the Notes, the Warrants nor the SkyTerra Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About Mobile Satellite Ventures and SkyTerra Communications, Inc. (OTCBB: SKYT)
MSV’s MSAT-2 satellite and MSV Canada’s MSAT-1 satellite deliver mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the U.S. and Canada. MSV and MSV Canada are developing a hybrid satellite-terrestrial communications network, which they expect will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional handsets.

MSV holds the first FCC license to provide hybrid satellite-terrestrial services. MSV and MSV Canada plan to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network is expected to support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services. Mobile Satellite Ventures is a joint venture between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc. MSVLP is owned and controlled by SkyTerra Communications, Inc. (OTCBB:SKYT).  For more information visit: http://www.skyterra.com and http://www.msvlp.com.

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Statement under the Private Securities Litigation Reform Act
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans described in this news release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words. Such forward-looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction or deploy the next generation system, as well as the ability of SkyTerra and MSV to execute their business plan. We assume no obligation to update or supplement such forward-looking statements.

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